CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2014, relating to the financial statements and financial highlights which appears in the October 31, 2014 Annual Report to Shareholders of JPMorgan Tax Aware Equity Fund and JPMorgan Tax Aware Real Return Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 24, 2015